Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated September 21, 2007, with respect to the consolidated financial statements and schedule of Neiman Marcus, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Neiman Marcus, Inc. and subsidiaries, included in the Annual Report on Form 10-K of Neiman Marcus, Inc. for the year ended July 28, 2007, incorporated by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-136297 on Form S-1.

/s/ Ernst & Young LLP

Dallas, Texas

October 11, 2007